Hostess Brands, Inc. Announces Fourth Quarter and Full Year 2016 Financial Results
Pro Forma Fourth Quarter 2016 Net Revenue Increased 21.6% to $178.8 million
Pro Forma Full Year 2016 Net Revenue Increased 17.2% to $727.6 million
Company Introduces Full Year 2017 Outlook

KANSAS CITY, Mo., March 14, 2017 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW)(the “Company”), one of the largest manufacturers and marketers in the United States of sweet baked goods, including Hostess® Twinkies®, Ding Dongs®, Ho Hos®, Donettes® and a variety of new and classic treats, today reported financial results for the fourth quarter and full year ended December 31, 2016.

The Company's results include those of Superior Cake Products, Inc. ("Superior") from May 10, 2016, the date of its acquisition. Through Superior, the Company competes in the in-store bakery section of grocery and club retailers.

On November 4, 2016, the Company completed the acquisition of a controlling interest in Hostess Holdings, L.P. and changed its name from Gores Holdings, Inc. to Hostess Brands, Inc. (the "Business Combination"). As a result, the Company's consolidated financial results are presented: (i) as of December 31, 2016 (Successor) and 2015 (Predecessor); (ii) for the period November 4, 2016 to December 31, 2016 (Successor); (iii) for the period January 1, 2016 to November 3, 2016 (Predecessor); and (iv) for the quarter ended December 31, 2015 and for the years ended December 31, 2015 and December 31, 2014 (Predecessor).
The Company has also presented supplemental unaudited pro forma combined financial information for the quarter and year ended December 31, 2016, giving effect to the Business Combination as if it had occurred on January 1, 2016. All references in this press release to results for the quarter and year ended December 31, 2016, refer to such unaudited pro forma combined results. The Company believes this pro forma information provides helpful supplemental information with respect to the performance of the Hostess business during this period.
The Company also has supplemented its discussion with a presentation of adjusted EBITDA and adjusted gross profit, each a non-GAAP financial measure. Please refer to the schedules in this press release for an explanation and reconciliations of these non-GAAP financial measures.
Fourth Quarter 2016 Pro Forma Combined Financial Highlights

•	Pro forma combined net revenue increased 21.6%, or $31.8 million, to $178.8 million (revenue increased 14.8%, excluding Superior acquisition)

•	Pro forma combined gross margin improved 150 basis points to 43.0%

•	Pro forma combined net income was $22.0 million for the fourth quarter of 2016, an increase of $4.8 million compared to the fourth quarter of 2015

•	Pro forma combined EPS on a fully diluted basis was $0.14 per share

•	Pro forma combined adjusted EBITDA increased 25.4%, or $10.7 million, to $52.9 million

Fiscal 2016 Pro Forma Combined Financial Highlights

•	Pro forma combined net revenue increased 17.2%, or $106.8 million, to $727.6 million (revenue increased 12.9% excluding Superior acquisition)

•	Pro forma combined gross margin improved 116 basis points to 43.4%

•	Pro forma combined net income was $82.4 million for 2016, a decrease of $6.3 million compared to 2015

•	Pro forma combined EPS on a fully diluted basis was $0.54 per share

•	Pro forma combined adjusted EBITDA increased 21.0%, or $37.4 million, to $215.3 million

(All comparisons above are with respect to the Predecessor's fourth quarter and year ended December 31, 2015)
“We are pleased with our strong revenue and profit growth for the year,” commented Bill Toler, President and Chief Executive Officer of the Company. “Our financial performance this year benefited from increased distribution and product innovation initiatives as well as continuing to build market share on our core products. We continue to feel confident with our momentum heading in to 2017.”
Fourth Quarter 2016 Pro Forma Combined Financial Results
Pro forma combined net revenue was $178.8 million for the fourth quarter of 2016, an increase of $31.8 million, or 21.6%, compared to net revenue of $147.0 million for the fourth quarter of 2015 primarily due to $10.2 million of revenue from the acquisition of Superior, product innovation, including the launch of Suzy Q's® and Hostess Sweet Shop™ Brownies, and increased distribution.
Pro forma combined gross profit was $77.0 million for the fourth quarter of 2016, an increase of $15.9 million, compared to gross profit of $61.1 million for the fourth quarter of 2015.
Pro forma combined gross margin was 43.0% for the fourth quarter of 2016, compared to 41.5% for the fourth quarter of 2015. The improved gross margin was driven primarily by commodity cost decreases and improved bakery costs.
Pro forma combined advertising, selling, general and administrative (“SG&A”) expenses were $26.4 million for the fourth quarter of 2016, or 14.8% of net revenue, compared to $20.6 million, or 14.0% of net revenue, for the fourth quarter of 2015. This increase was primarily attributable to planned expansion of field marketing activities and increased incentive compensation related to improved operating performance.
The effective tax rate was 28.5% for the pro forma combined quarter ended December 31, 2016, giving effect to the non-controlling interest, a partnership for income tax purposes. The predecessor was a non-taxable pass-thru limited partnership and had no income tax expense or benefit.
Pro forma combined net income was $22.0 million, or pro forma combined earnings of $0.14 per share for the fourth quarter of 2016, compared to net income of $17.2 million in the fourth quarter of 2015. Gross margin improvements, discussed above, were the primary drivers of the increase in net income.
Pro forma combined adjusted EBITDA was $52.9 million for the fourth quarter of 2016, an increase of $10.7 million, or 25.4%, compared to adjusted EBITDA of $42.1 million for the fourth quarter of 2015. As a percentage of net revenue, pro forma combined adjusted EBITDA was 29.6% for the fourth quarter of 2016, compared to adjusted EBITDA of 28.7% of net revenues in the same period last year. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the schedules in this press release for a reconciliation of non-GAAP financial measures.

Fourth Quarter Pro Forma Combined Segment Results
The Company has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods and the Other segment consists of branded bread and buns, in-store bakery products and frozen retail.
Sweet Baked Goods Segment: Pro forma combined net revenue for the fourth quarter of 2016 was $162.1 million, an increase of $19.4 million, or 13.6%, compared to net revenue of $142.8 million for the fourth quarter of 2015. Pro forma combined gross profit was $72.0 million, or 44.4% of net revenue, compared to gross profit of $59.5 million, or 41.7% of net revenue, for the fourth quarter of 2015.
Other Segment: Pro forma combined net revenue for the fourth quarter of 2016 was $16.7 million, an increase of $12.4 million, or 291.5%, compared to net revenue of $4.3 million for the fourth quarter of 2015. This increase is primarily due to the impact of the Superior acquisition. Pro forma combined gross profit was $5.0 million, or 29.9% of net revenue, compared to gross profit of $1.6 million, or 37.4% of net revenue for the fourth quarter of 2015.
Fiscal Year 2016 Pro Forma Combined Results
Pro forma combined net revenue was $727.6 million for 2016, an increase of $106.8 million, or 17.2%, compared to net revenue of $620.8 million for 2015, primarily due to strong results from new product launches in 2016 of $44.0 million and contribution of Superior net revenue of $26.7 million from the date of its acquisition. New products in 2016 included Deep Fried Twinkies®, Hostess Sweet Shop™ brownies, plus the relaunch of Suzy Qs® snack cakes. The Sweet Baked Goods segment represented 92.1% and the Other segment represented 7.9% of net revenue, respectively, for the pro forma combined year ended December 31, 2016.
Pro forma combined gross profit was $316.0 million for 2016, an increase of $53.8 million, compared to gross profit of $262.2 million, or $264.9 million, excluding the impact of a $2.6 million special employee incentive compensation payment, for the year ended December 31, 2015.
Pro forma combined gross margin was 43.4% for 2016, compared to 42.2%, or 42.7%, excluding the impact of a $2.6 million special employee incentive compensation payment for the year ended December 31, 2015. The improved gross margin was driven primarily by commodity cost decreases and improved bakery costs.
Pro forma combined SG&A expenses were $108.4 million for 2016, or 14.9% of net revenue, compared to SG&A expenses of $93.0 million, or 15.0% of net revenue, for 2015. The dollar increase in SG&A expenses was primarily attributable to the impact of the Business Combination, the addition of Superior, planned expansion of field marketing activities, and increased incentive compensation related to improved operating performance.
Pro forma combined net income was $82.4 million, or pro forma combined earnings of $0.54 per share for 2016, compared to net income of $88.8 million for 2015, with the decrease resulting from the income tax provision for 2016.
Pro forma combined adjusted EBITDA was $215.3 million for 2016, an increase of $37.4 million, or 21.0%, compared to adjusted EBITDA of $177.9 million for 2015. Pro forma combined adjusted EBITDA for 2016 was 29.6% of net revenue, compared to adjusted EBITDA of 28.7% of net revenue last year. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the schedules in this press release for a reconciliation of non-GAAP financial measures.

Fiscal Year 2016 Pro Forma Combined Segment Results
Sweet Baked Goods Segment: Pro forma combined net revenue for 2016 was $670.4 million, an increase of $60.5 million, or 9.9%, compared to net revenue of $609.9 million for 2015. Pro forma combined gross profit was $299.0 million, or 44.6% of net revenue, for 2016, compared to gross profit of $258.2 million, or 42.3% of net revenue, for 2015.
Other Segment: Pro forma combined net revenue for 2016 was $57.2 million, an increase of $46.3 million, or 423.6%, compared to net revenue of $10.9 million for 2015 which is primarily due to the impact of the Superior acquisition. Pro forma combined gross profit was $17.0 million, or 29.7% of net revenue, for 2016, compared to gross profit of $4.0 million, or 36.2% of net revenue, for 2015.
Balance Sheet and Cash Flow
As of December 31, 2016, the Company had cash and cash equivalents of $26.9 million and approximately $97.2 million available for borrowing, net of letters of credit, under its revolving line of credit. The Company had outstanding term loan debt of $998.8 million and net debt of $971.9 million as of December 31, 2016, resulting in a total leverage ratio of 4.51x 2016 pro forma combined adjusted EBITDA of $215.3 million.
Outlook
The Company expects to continue to grow above the sweet baked goods category in 2017. The Company reaffirms anticipated net revenue of $781 million and adjusted EBITDA of $235 million for the year ended December 31, 2017. (See the schedules in the press release for a reconciliation of anticipated 2017 adjusted EBITDA to estimated net income of $100 million for 2017.) The Company believes that it is well positioned to grow and enhance shareholder value through the execution of its strategic initiatives. These key strategic initiatives are focused on further core distribution expansion, continued product innovation and line extensions, as well as the pursuit of white space opportunities.
Conference Call and Webcast
The Company will host a conference call and webcast today, Tuesday, March 14, 2017 at 3:30 p.m. CT (4:30 p.m. ET) to discuss the results for the fourth quarter and full year ended December 31, 2016.
Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Tuesday, March 28, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13656729.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
The Company is one of the largest packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes® and Fruit Pies, in addition to Twinkies® and CupCakes.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing our future operating performance and statements addressing events and developments that we expect or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding our reputation and brand image; protecting our intellectual property rights; leveraging our brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; our continued ability to produce and successfully market products with extended shelf life; our ability to drive revenue growth in our key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; our dependence on our major customers; our geographic focus could make us particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of our workforce belongs to unions and strikes or work stoppages could cause our business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; our insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of our information technology systems; our ability to achieve expected synergies and benefits and performance from our strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and our ability to finance our indebtedness on terms favorable to us; and other risks as set forth from time to time in our Securities and Exchange Commission filings.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
ASSETS	2016	2015
	(Successor)	(Predecessor)
Current assets:
Cash and cash equivalents	$26,855	$64,473
Restricted cash	—	4,655
Accounts receivable, net	89,237	68,518
Inventories	30,444	25,130
Prepaids and other current assets	4,827	6,041
Total current assets	151,363	168,817
Property and equipment, net	153,224	128,078
Restricted cash	—	17,225
Intangible assets, net	1,946,943	263,579
Goodwill	588,460	56,992
Deferred finance charges	—	1,696
Other assets, net	7,902	7,142
Total assets	$2,847,892	$643,529

LIABILITIES AND STOCKHOLDERS’ EQUITY/PARTNERS’ DEFICIT
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,496	$9,250
Accounts payable	34,083	28,053
Deferred distributions to partners	—	4,655
Customer trade allowances	36,691	29,638
Accrued expenses and other current liabilities	21,656	21,162
Total current liabilities	103,926	92,758
Long-term debt and capital lease obligation	993,374	1,193,667
Tax receivable agreement	165,384	—
Deferred tax liability	353,797	—
Deferred distributions to partners	—	17,225
Total liabilities	1,616,481	1,303,650
Class A Common Stock (Successor), $0.0001 par value, 200,000,000 shares authorized, 98,250,917 issued and outstanding	10	—
Class B Common Stock (Successor), $.0001 par value, 50,000,000 shares authorized 31,704,988 issued and outstanding	3	—
Additional paid in capital (Successor)	912,824	—
Retained earnings (accumulated deficit)	(15,618)	—
Stockholders’ equity (Successor)/ partners’ deficit (Predecessor)	897,219	(622,130)
Non-controlling interest	334,192	(37,991)
Total liabilities and stockholders’ equity (partners' deficit)	$2,847,892	$643,529

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	2016		2015	2014
(In thousands except per share data)	From November 4, 2016 through December 31, 2016	From January 1, 2016 through November 3, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Net revenue	$111,998	$615,588	$620,815	$554,695
Cost of goods sold	73,284	346,864	355,963	320,763
Special employee incentive compensation	—	2,195	2,649	—
Gross profit	38,714	266,529	262,203	233,932
Operating costs and expenses:

Advertising and marketing	5,245	30,626	31,967	32,197
Selling expense	5,033	25,730	29,484	25,664
General and administrative	7,322	38,391	31,531	33,122
Special employee incentive compensation	—	2,503	1,274	—
Amortization of customer relationships	3,922	1,185	851	623
Impairment of property and equipment	—	7,300	2,700	13,241
Loss on sale/abandonment of property and equipment and bakery shutdown costs	—	2,551	4,182	5,150
Business combination transaction costs	—	31,832	—	—
Related party expenses	26,799	3,539	4,306	4,468
Total operating costs and expenses	48,321	143,657	106,295	114,465
Operating income (loss)	(9,607)	122,872	155,908	119,467
Other (income) expense:
Interest expense, net	6,649	60,384	50,011	37,447
(Gain) loss on debt extinguishment	(763)	—	25,880	—
Other expense (income)	754	1,624	(8,743)	556
Total other expense	6,640	62,008	67,148	38,003
Income (loss) before income taxes	(16,247)	60,864	88,760	81,464
Income tax expense (benefit)	(7,762)	439	—	—
Net income (loss)	(8,485)	60,425	88,760	81,464
Less: Net income (loss) attributable to the non-controlling interest	(4,081)	3,214	4,507	4,267
Net income (loss) attributable to Class A shareholders	$(4,404)	$57,211	$84,253	$77,197
Earnings (loss) per Class A share:
Basic	(0.05)
Diluted	(0.05)
Weighted-average shares outstanding:
Basic	97,792
Diluted	97,792

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS DATA
(Unaudited)
(Dollars in thousands)

	2016		2015	2014
	Successor	Predecessor
(In thousands)	From November 4, 2016 through December 31, 2016	From January 1, 2016 through November 3, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014

Net cash provided by operating activities	$13,611	$102,221	$132,972	$108,329
Net cash provided by (used in) investing activities	$(428,196)	$(76,579)	$17,880	$(91,393)
Net cash used in financing activities	$(232,345)	$(31,596)	$(296,002)	$(9,769)

SUPPLEMENTAL UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The unaudited pro forma combined statements of operations for each of the quarter and year ended December 31, 2016 present our consolidated results of operations giving pro forma effect as if the Business Combination (as defined below) had occurred as of January 1, 2016. The pro forma combined adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma combined basis, the impact of these transactions on the historical financial information of our Predecessor and Successor entities, as applicable.
On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” the Company, then known as Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.
The Business Combination was accounted for using the acquisition method of accounting. The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and estimates and our assumptions, are reflected herein. The total purchase price of approximately $2.4 billion to acquire Hostess Holdings, LP has been allocated to the assets acquired and assumed liabilities of Hostess Holdings based upon estimated fair values at the date of acquisition. Third party valuation specialists conducted analyses in order to assist our management in determining the fair values of the acquired assets and liabilities assumed. The Company has completed its review of the purchase consideration and estimated fair value of assets acquired and liabilities assumed at the date of acquisition. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of Hostess Brands, Inc. that would have occurred had the Business Combination occurred as of January 1, 2016.
The unaudited pro forma combined financial information contains a variety of adjustments, assumptions and estimates, is subject to numerous other uncertainties and the assumptions and adjustments as described in the accompanying notes hereto and should not be relied upon as being indicative of our results of operations had the Business Combination occurred on January 1, 2016. The unaudited pro forma combined financial information also does not project our results of operations for any future period or date. The acquisition of Superior Cake Products, Inc. (“Superior”) occurred in May 2016. The unaudited pro forma consolidated financial information for the year ended December 31, 2016 includes results of the Superior acquisition and its related operations from May 10, 2016, the date of acquisition, through December 31, 2016. We evaluated the impact of the Superior acquisition on the Company’s financial statements and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma combined financial results assuming the acquisition of Superior at January 1, 2016 under applicable SEC rules and regulations or under GAAP.
On November 18, 2016, we refinanced our first and second lien term loans (the “Former First and Second Lien Term Loans”) into one new first lien term loan in the aggregate principal amount of $998.8 million and with a maturity date of August 3, 2022 (the “New First Lien Term Loan”). We evaluated the impact of the refinancing of existing debt pursuant to the New First Lien Term Loan, completed on November 18, 2016, and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma combined financial results assuming the completion of the refinancing on January 1, 2016.
The pro forma combined adjustments give effect to the items identified in the pro forma combined table below in connection with the Business Combination.

Unaudited Pro Forma Combined Statement of Operations For the Year Ended December 31, 2016 compared to the Year Ended December 31, 2015
	Historical (i)
	(Successor)	(Predecessor)			Pro Forma Combined (Unaudited)	(Predecessor)
(In thousands except per share data)	From November 4, 2016 to December 31, 2016	From January 1, 2016 to November 3, 2016	Pro Forma Adjustments		Year Ended December 31, 2016	Year Ended December 31, 2015
Net revenue	$111,998	$615,588	$—		$727,586	$620,815
Cost of goods sold	73,284	346,864	(8,541)	(ii)	411,607	355,963
Special employee incentive compensation	—	2,195	(2,195)	(iii)	—	2,649
Gross profit	38,714	266,529	10,736		315,979	262,203
Advertising and marketing	5,245	30,626	—		35,871	31,967
Selling expenses	5,033	25,730	—		30,763	29,484
General and administrative	7,322	38,391	(3,902)	(iv)	41,811	31,531
Special employee incentive compensation	—	2,503	(2,503)	(iii)	—	1,274
Amortization of customer relationships	3,922	1,185	20,050	(v)	25,157	851
Impairment of property and equipment	—	7,300	—		7,300	2,700
Loss on sale/abandonment of property and equipment and bakery shutdown costs	—	2,551	—		2,551	4,182
Business combination transaction costs	—	31,832	(31,257)	(vi)	575	—
Related party expenses	26,799	3,539	(26,747)	(vii)	3,591	4,306
Total operating costs and expenses	48,321	143,657	(44,359)		147,619	106,295
Operating income (loss)	(9,607)	122,872	55,095		168,360	155,908
Other (income) expense:
Interest expense, net	6,649	60,384	(15,592)	(viii)	51,441	50,011
(Gain) loss on debt extinguishment	(763)	—	—		(763)	25,880
Other (income) expense	754	1,624	—		2,378	(8,743)
Total other (income) expense	6,640	62,008	(15,592)		53,056	67,148
Pretax net income (loss)	(16,247)	60,864	70,687		115,304	88,760
Income tax expense	(7,762)	439	40,185	(ix)	32,862	—
Net income (loss)	$(8,485)	$60,425	$30,502		$82,442	$88,760
Less: Net income (loss) attributable to the non-controlling interest	(4,081)	3,214	29,565	(x)	28,698	4,507
Net income (loss) attributable to Class A shareholders	$(4,404)	$57,211	$937		$53,744	$84,253
Earnings (loss) per Class A share:
Basic	$(0.05)				$0.55
Diluted	$(0.05)				$0.54
Weighted-average shares outstanding:
Basic	97,792		(180)	(xi)	97,612
Diluted	97,792		2,393	(xii)	100,185

i.	The amounts in these columns represent our Successor's and Predecessor's historical results of operations for the periods reflected.

ii.
The adjustment reflects the incremental depreciation expense associated with the allocation of purchase price to property and equipment and is recorded in cost of goods sold. In addition, for cost of goods sold, approximately $8.9 million reflects the non-cash impact of the re-measurement of inventory at fair value as a result of the Business Combination.

iii.
For cost of goods sold, this adjustment represents special payments we made to certain employees at our bakery facilities of $2.2 million and for special payments to corporate employees of $2.5 million as compensation for their efforts in connection with the Business Combination.

iv.	Represents compensation for management profits interest plan of approximately $3.9 million that was recognized as part of the Business Combination.

v.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

vi.	This adjustment consists primarily of legal and professional fees and other costs associated with the Business Combination.

vii.	Represents non cash expenses incurred by Successor for stock awarded to Mr. Metropoulos as required under his new employment agreement.

viii.	Represents the reduction in interest expense due to the paydown of Hostess Holdings L.P. debt pursuant to the terms of the Business Combination.

ix.	Represents the effective income tax rate of 28.5% for the Successor, giving effect to the noncontrolling interest, a partnership for income tax purposes.

x.
Represents the elimination of historical income attributable to the noncontrolling interest and attributes a portion of the pro forma income to the noncontrolling interest created in the Business Combination. Income is allocated to the noncontrolling interest based on its pro rata share of the total equity of Hostess Holdings, L.P.

xi.	This adjustment annualized the basic weighted average number of class A shares outstanding.

xii.	This adjustment includes the dilutive impact of the outstanding warrants that are considered anti-dilutive on a historical basis.

Unaudited Pro Forma Combined Statement of Operations For the Quarter Ended December 31, 2016 compared to the Quarter Ended December 31, 2015
	Historical (i)
	(Successor)	(Predecessor)			Pro Forma Combined	(Predecessor)
(In thousands, except share data)	From November 4, 2016 to December 31, 2016	From October 1, 2016 to November 3, 2016	Pro Forma Adjustments		Quarter Ended December 31, 2016	Quarter Ended December 31, 2015
Net revenue	$111,998	$66,831	$—		$178,829	$147,026
Cost of goods sold	73,284	37,437	(8,856)	(ii)	101,865	85,966
Special employee incentive compensation	—	2,195	(2,195)	(iii)	—	—
Gross profit	38,714	27,199	11,051		76,964	61,060
Advertising and marketing	5,245	3,097	—		8,342	6,866
Selling expenses	5,033	2,555	—		7,588	6,701
General and administrative	7,322	6,376	(3,249)	(iv)	10,449	7,043
Special employee incentive compensation	—	2,503	(2,503)	(iii)	—	—
Amortization of customer relationships	3,922	717	2,100	(v)	6,739	622
Impairment of property and equipment	—	2,065	—		2,065	750
Loss on sale/abandonment of property and equipment and bakery shutdown costs	—	33	—		33	3,177
Business combination transaction costs	—	24,767	(24,767)	(vi)	—	—
Related party expenses	26,799	108	(26,747)	(vii)	160	606
Total operating costs and expenses	48,321	42,221	(55,166)		35,376	25,765
Operating income (loss)	(9,607)	(15,022)	66,217		41,588	35,295
Other (income) expense:
Interest expense, net	6,649	6,638	(1,721)	(viii)	11,566	18,205
Gain on debt extinguishment	(763)	—	—		(763)	—
Other (income) expense	754	(721)	—		33	(65)
Total other (income) expense	6,640	5,917	(1,721)		10,836	18,140
Pretax net income (loss)	(16,247)	(20,939)	67,938		30,752	17,155
Income tax expense	(7,762)	145	16,381	(ix)	8,764	—
Net income (loss)	$(8,485)	$(21,084)	$51,557		$21,988	$17,155
Less: Net income (loss) attributable to the non-controlling interest	(4,081)	(895)	12,610	(x)	7,634	871
Net income (loss) attributable to Class A shareholders	$(4,404)	$(20,189)	$38,947		$14,354	$16,284
Earnings (loss) per share:
Basic	$(0.05)				$0.15
Diluted	$(0.05)				$0.14
Weighted-average shares outstanding:
Basic	97,792		(96)	(xi)	97,696
Diluted	97,792		2,477	(xii)	100,269

i.	The amounts in these columns represent our Successor's and Predecessor's historical results of operations for the periods reflected.

ii.
The adjustment reflects the incremental depreciation expense associated with the allocation of purchase price to property and equipment and is recorded in cost of goods sold. In addition, for cost of goods sold, approximately $8.9 million reflects the non-cash impact of the re-measurement of inventory at fair value as a result of the Business Combination.

iii.
For cost of goods sold, this adjustment represents special payments we made to certain employees at our bakery facilities of $2.2 million and for operating costs this adjustment represents special payments to corporate employees of $2.5 million as compensation for their efforts in connection with the Business Combination.

iv.	Represents compensation for management profits interest plan of approximately $3.2 million that was recognized as part of the Business Combination.

v.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

vi.	This adjustment consists primarily of legal and professional fees and other costs associated with the Business Combination.

vii.	Represents non cash expenses incurred by Successor for stock awarded to Mr. Metropoulos as required under his new employment agreement.

viii.	Represents the reduction in interest expense due to the paydown of Hostess Holdings L.P. debt pursuant to the terms of the Business Combination.

ix.	Represents the effective income tax rate of 28.5% for the Successor, giving effect to the noncontrolling interest, a partnership for income tax purposes.

x.
Represents the elimination of historical income attributable to the noncontrolling interest and attributes a portion of the pro forma income to the noncontrolling interest created in the Business Combination. Income is allocated to the noncontrolling interest based on its pro rata share of the total equity of Hostess Holdings L.P.

xi.	This adjustment annualized the basic weighted average number of class A shares outstanding.

xii.	This adjustment includes the dilutive impact of the outstanding warrants that are considered anti-dilutive on a historical basis.

Results of Operations by Segment—For the Unaudited Pro Forma Combined Year Ended December 31, 2016

Pro Forma Segment Data (Unaudited)
	Historical
(In thousands)	From November 4, 2016 through December 31, 2016	From January 1, 2016 through November 3, 2016	Pro Forma Adjustments		Pro Forma Combined Year Ended December 31, 2016	Year Ended December 31, 2015
	(Successor)	(Predecessor)
Net Revenue	$111,998	$615,588	—		$727,586	$620,815
Cost of goods sold	73,284	346,864	$(8,541)	(i)	411,607	355,963
Special employee incentive compensation	—	2,195	(2,195)	(ii)	—	2,649
Gross Profit	$38,714	$266,529	$10,736		$315,979	$262,203

Segment
Net Revenue
Sweet baked goods	$101,319	$569,087	$—		$670,406	609,895
Other	10,679	46,502	—		57,181	10,920
	111,998	615,589	—		727,587	620,815
Gross Profit
Sweet baked goods	36,524	252,432	10,023	(iii)	298,979	258,248
Other	2,190	14,097	713	(iv)	17,000	3,955
	$38,714	$266,529	$10,736		$315,979	$262,203

i.
Decreasing cost of goods by the $8.9 million due to the fair value adjustment of inventory in the Business Combination netted against additional $0.4 million of incremental depreciation from the write-up of property and equipment

ii.	A special bonus payment was paid to employees at our bakery facilities as compensation for their efforts in the Business Combination

iii.
The special employee incentive compensation related to sweet baked goods, as well as $8.2 million related to the fair value adjustment of inventory and incremental depreciation in connection with the Business Combination

iv.	Decreasing cost of goods sold related to the fair value adjustment of inventory in the Business Combination

Results of Operations by Segment—For the Unaudited Pro Forma Combined Quarter Ended December 31, 2016

Pro Forma Segment Data (Unaudited)
	Historical
(In thousands)	From November 4, 2016 through December 31, 2016	From October 1, 2016 through November 3, 2016	Pro Forma Adjustments		Pro Forma Combined Quarter Ended December 31, 2016	Quarter Ended December 31, 2015
	(Successor)	(Predecessor)
Net Revenue	$111,998	$66,831	—		$178,829	147,026
Cost of goods sold	73,284	37,437	$(8,856)	(i)	101,865	85,966
Special employee incentive compensation	—	2,195	(2,195)	(ii)	—	—
Gross profit	$38,714	$27,199	$11,051		$76,964	$61,060

Segment
Net Revenue
Sweet baked goods	$101,319	$60,798	$—		$162,117	142,757
Other	10,679	6,033	—		16,712	4,269
	111,998	66,831	—		178,829	147,026
Gross Profit
Sweet baked goods	36,524	25,110	10,338	(iii)	71,972	59,464
Other	2,190	2,089	713	(iv)	4,992	1,596
	$38,714	$27,199	$11,051		$76,964	$61,060

i.
Decreasing cost of goods by the $8.9 million due to the fair value adjustment of inventory in the Business Combination netted against additional $0.1 million of incremental depreciation from the write-up of property and equipment

ii.	A special bonus payment was paid to employees at our bakery facilities as compensation for their efforts in the Business Combination

iii.
The special employee incentive compensation related to sweet baked goods, as well as $8.2 million related to the fair value adjustment of inventory and incremental deprecation in connection with the Business Combination

iv.	Decreasing cost of goods sold related to the fair value adjustment of inventory in the Business Combination

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The Company has included Adjusted EBITDA because it believes it provides management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
We define Adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization and (iii) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

•
the Company's presentation of Adjusted EBITDA does not exclude the normal annual cash payments associated with its employment agreement with Mr. Metropoulos as the Chief Executive Officer and/or Executive Chairman. These amounts were $0.6 million for the quarter ended December 31, 2016, $1.1 million for the quarter ended December 31, 2015, $3.6 million for the year ended December 31, 2016 and $4.3 million for the year ended December 31, 2015. Following completion of the Business Combination, these expenses will be approximately $0.1 million quarterly.

•
The Company’s Proxy Statement dated October 21, 2016 respecting its November 3, 2016 special meeting at which stockholders approved various items related to the Business Combination contained certain projections for 2016 provided by Hostess Holdings, L.P. to the Company in connection the Company’s consideration of the acquisition. These projections presented Adjusted EBITDA, consistent with the transaction agreement, excluding related party expenses associated with the employment arrangements with C. Dean Metropoulos. As noted above, the Company’s presentation of Adjusted EBITDA does not exclude such related party expenses, which were $3.6 million for the year ending December 31, 2016.  In addition, the projected Adjusted EBITDA included $2.0 million of estimated pro forma adjusted EBITDA from Superior’s results prior to its acquisition in May 2016, which are not included in Adjusted EBITDA as presented by the Company. The projected Adjusted EBITDA for 2016 included in the proxy statement of $220.4 million, adjusted for these two items, would have been $214.8 million, compared to the Company’s reported 2016 pro forma combined Adjusted EBITDA of $215.3 million.

Reconciliation of Adjusted EBITDA—For the Unaudited Pro Forma combined Year Ended December 31, 2016 compared to historical Year Ended December 31, 2015

		2016		2016	2015
		(Successor)	(Predecessor)	Pro Forma Combined
(In thousands)		From November 4, 2016 through December 31, 2016	From January 1, 2016 through November 3, 2016	Year ended December 31, 2016	Year Ended December 31, 2015

Net income (loss)		$(8,485)	$60,425	$82,442	$88,760
Plus non-GAAP adjustments:
Income tax provision		(7,762)	439	32,862	—
Interest expense, net		6,649	60,384	51,441	50,011
(Gain) loss on debt extinguishment	(i)	(763)	—	(763)	25,880
Depreciation and amortization		5,843	10,265	36,520	9,836
Executive chairman agreement termination and execution	(ii)	26,747	—	—	—
Unit-based compensation		—	3,891	—	1,381
Other expense (income)	(iii)	751	1,624	2,375	(8,743)
Impairment of property and equipment	(iv)	—	7,300	7,300	2,700
Loss on sale/abandonment of property and equipment and bakery shutdown costs	(v)	—	2,551	2,551	4,182
Business combination transaction costs	(vi)	—	31,832	575	—
Inventory fair value adjustment	(vii)	8,914	—	—	—
Special employee incentive compensation	(viii)	—	4,698	—	3,923
Adjusted EBITDA		$31,894	$183,409	$215,303	$177,930

i.
For the Successor period November 4, 2016 through December 31, 2016 and pro forma combined year ended December 31, 2016, we recorded a gain on extinguishment of debt of $0.8 million, which consisted of penalties of $3.0 million, the write-off of deferred financing costs of $0.2 million net of debt premium write-offs of approximately $4.0 million. For the year ended December 31, 2015 (Predecessor), we recorded a loss on extinguishment related to our 2013 Term Loan of $25.9 million, which consisted of prepayment penalties of $9.9 million and write-off of deferred financing costs of $16.0 million.

ii.	For the Successor period November 4, 2016 through December 31, 2016, we expensed $26.7 million related to stock awarded to Mr. Metropoulos as required under his new employment arrangements.

iii.
For the Successor period November 4, 2016 through December 31, 2016, we recorded expenses of $0.8 million which primarily consisted of legal and professional fees and other post-Business Combination costs such as fees related to securities filings. For the Predecessor period from January 1, 2016 through November 3, 2016, other expense consisted of transaction costs attributable the pursuit of a potential acquisition that has since been abandoned, offset partially by one-time gain from the settlement of the Grain Craft peanut recall matter of approximately $0.8 million. For the year ended December 31, 2015 (Predecessor), other income consisted of $12.0 million of proceeds from the sale of foreign trademark rights and certain "know how" in certain countries in the Middle East, partially offset by $3.3 million for professional service fees related to the pursuit of a potential sale transactions. For the year ended, December 31, 2014 (Predecessor), other expense was $0.6 million.

iv.
For the Predecessor period January 1, 2016 through November 3, 2016, and for the pro forma combined year ended December 31, 2016, we closed multiple production lines at the Indianapolis, Indiana bakery and transitioned production to other facilities resulting in a loss of $7.3 million.

v.
For the Predecessor period January 1, 2016 through November 3, 2016, and for the pro forma combined year ended December 31, 2016, we incurred a loss on a sale/abandonment of property and bakery shutdown costs of $0.3 million, primarily due to utilities, insurance, taxes and maintenance expenses related to the Schiller Park, Illinois bakery. In addition, we incurred losses of approximately $2.6 million related to equipment that we no longer intended to use or had idled.

vi.	For the Predecessor period from January 1, 2016 through November 3, 2016, business combination transaction costs consisted primarily of professional and legal costs.

vii.	For the Successor period November 4, 2016 through December 31, 2016, we re-measured inventory at fair value at the Closing Date, resulting in additional non-cash cost of goods sold of $8.9 million.

viii.
For the Predecessor period January 1, 2016 through November 3, 2016, a special bonus payment of $2.5 million and $2.2 million was paid to employees at the bakery facilities and corporate employees, respectively, as compensation for their efforts in the Business Combination. For the year ended December 31, 2015 (Predecessor), a special bonus payment of $2.6 million and $1.3 million was paid to employees at the bakery facilities and corporate employees, respectively, as compensation for their efforts in the recapitalization of the Company.

The following table sets forth Adjusted Gross Profit and Adjusted Gross Margin:

(In thousands)		From November 4, 2016 through December 31, 2016	From January 1, 2016 through November 3, 2016	(Unaudited) Pro forma combined Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
		(Successor)	(Predecessor)		(Predecessor)	(Predecessor)
Net revenue		$111,998	$615,588	$727,586	$620,815	$554,695
Cost of goods sold		73,284	346,864	411,607	355,963	320,763
Special employee incentive compensation		—	2,195	—	2,649	—
Gross Profit - US GAAP		$38,714	$266,529	$315,979	$262,203	$233,932

Add back:
Special employee incentive compensation	(i)	—	2,195	—	2,649	—
Inventory fair value adjustment	(ii)	8,914	—	—	—	—
Adjusted Gross Profit		$47,628	$268,724	$315,979	$264,852	$233,932

Gross Margin - GAAP		34.6%	43.3%	43.4%	42.2%	42.2%

Adjusted Gross Margin		42.5%	43.7%	43.4%	42.7%	42.2%

(i) For the Predecessor period January 1, 2016 through November 3, 2016, a special bonus payment of $2.2 million was paid to employees at the bakery facilities as compensation for their efforts in the Business Combination. For the year ended December 31, 2015, a special bonus payment of $2.6 million was paid to employees at the bakery facilities as compensation for their efforts in the recapitalization of Hostess.
(ii) For the Successor period November 4, 2016 through December 31, 2016 and the pro forma combined year ended December 31, 2016, the Company re-measured inventory at fair value at the Business Combination date, resulting in additional non-cash cost of goods sold of $8.9 million.

Reconciliation of Adjusted EBITDA—For the Unaudited Pro Forma combined Quarter Ended December 31, 2016 compared to historical Quarter Ended December 31, 2015

	2016			2016	2015
	(Successor)	(Predecessor)		Pro Forma Combined	(Predecessor)
(In thousands)	From November 4, 2016 through December 31, 2016	From October 1, 2016 through November 3, 2016		Quarter Ended December 31, 2016	Quarter Ended December 31, 2015

Net income (loss)	$(8,485)	$(21,084)		$21,988	$17,149

Plus non-GAAP adjustments:
Income tax provision	(7,762)	145		8,764	—
Interest expense, net	6,649	6,638		11,566	18,204
(Gain) loss on debt extinguishment	(763)	—	(i)	(763)	—
Depreciation and amortization	5,843	1,212		9,168	2,678
Executive chairman agreement termination and execution	26,747	—		—	—
Unit-based compensation	—	3,204		—	116
Other expense (income)	754	(721)	(ii)	33	58
Business combination transaction cost	—	24,767		—	—
Impairment of property and equipment	—	2,065	(iii)	2,065	3,751
Loss on sale/abandonment of property and equipment and bakery shutdown costs	—	33	(iv)	33	176
Inventory fair value adjustment	8,914	—		—	—
Special employee incentive compensation	—	4,698		—	—
Adjusted EBITDA	$31,897	$20,957		$52,854	$42,132

i.
For the pro forma combined quarter ended December 31, 2016, the Company recorded a gain on partial extinguishment of debt of $0.8 million, which consisted of penalties of $3.0 million, the write-off of deferred financing costs of $0.2 million net of debt premium write-offs of approximately $4.0 million.

ii.
For the pro forma quarter ended December 31, 2016, the Company recorded expenses of $0.7 million which primarily consisted of legal and professional fees post-combination costs such as registrations. For the Predecessor quarter ended December 31, 2015, other expense consisted of $0.1 million for professional service fees related to the pursuit of a potential sale of Hostess.

iii.	For the pro forma combined quarter ended December 31, 2016, the Company impaired assets that had been idled, or otherwise qualified for impairment.

iv.	For pro forma combined quarter ended December 31, 2016, the Company incurred losses of approximately $0.1 million related to equipment that the Company no longer intended to use or had idled.

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2017

Unaudited 2017 Guidance Adjusted EBITDA Reconciliation
		Estimated Year ended December 31, 2017
Amounts in millions
Net income		$100

Plus non-GAAP adjustments:
Income tax provision		40
Interest expense, net		44
Depreciation and amortization		37
Share based compensation	(i)	14
Adjusted EBITDA		$235

(i) Represents amounts associated with expected issuances of equity awards which may take the form of stock options, restricted share units, or performance share units.
Reconciliation of our 2017 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. Our outlook for 2017 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed historical and pro forma periods. However, the amounts, if any,  of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table above. Such non-recurring items may include  non-cash expenses for earn out liabilities under the terms of the Business Combination, non-cash expense relating to the Tax Receivable Agreement and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2017. In addition, the above reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at December 31, 2016. Changes to these assumptions could significantly impact our net income for 2017 and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA  itself. For additional information regarding our Adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.